Filed Pursuant to Rule 424(b)(7)
Registration No. 333-135208
PROSPECTUS SUPPLEMENT NO. 6 DATED DECEMBER 22, 2006
(To Prospectus dated June 21, 2006)
INFORMATICA CORPORATION
$230,000,000
3% Convertible Senior Notes due 2026 and
the Common Stock Issuable Upon Conversion of the Notes
     This prospectus supplement supplements information contained in the prospectus dated June 21, 2006 of Informatica Corporation, as previously supplemented by prospectus supplement dated June 27, 2006, prospectus supplement no. 2 dated July 21, 2006, prospectus supplement no. 3 dated August 21, 2006, prospectus supplement no. 4 dated September 21, 2006 and prospectus supplement no. 5 dated October 20, 2006 (as so supplemented, the “prospectus”), relating to the offer and sale from time to time by certain selling security holders of our 3% Convertible Senior Notes due 2026, which are referred to as the “notes,” and the common stock issuable upon conversion of the notes. We will not receive any proceeds from the sale of the notes or the common stock issuable upon conversion of the notes by the selling security holders.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.
The date of this prospectus supplement is December 22, 2006

SELLING SECURITY HOLDERS
     The table below supplements or amends the table of selling security holders beginning on page 57 of the prospectus dated June 21, 2006. Where the name of a selling security holder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling security holder supersedes the information in the prospectus. This information was furnished to us by the selling security holders listed below on or before December 5, 2006. Because the selling security holders may offer, pursuant to this prospectus, all or some portion of the notes or common stock listed below, no estimate can be given as to the amount of notes or common stock that will be held by the selling security holders upon consummation of any sales. In addition, the selling security holders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented. We are not updating any information with respect to any other selling security holder set forth in the prospectus dated June 21, 2006, other than with respect to the holders set forth below.

	Principal
	Amount at
	Maturity of		Shares of	Percentage of
	Notes		Common	Common	Conversion
	Beneficially		Stock Owned	Stock	Shares
	Owned That	Percentage of	prior to the	Outstanding	Offered
Name	May Be Sold	Notes Outstanding	Offering (1)	(2)	Hereby

Family Service Life Ins. Co.	$100,000	*	5,000	*	5,000

Guardian Life Insurance Co.	$7,000,000	3.04%	350,000	*	350,000

Guardian Pension Trust	$500,000	*	25,000	*	25,000

RCG Latitude Master Fund, Ltd.	$2,188,000	*	109,400	*	109,400

*	Less than 1%
(1)	Includes shares of common stock issuable upon conversion of the notes, assuming a conversion rate of 50.00 for each $1,000 principal amount of the notes. The conversion rate is subject to adjustment as described under “Description of the Notes — Conversion Rights.”
(2)	Calculated based on Rule 13d-3(d)(i) under the Exchange Act, using 85,891,046 shares of common stock outstanding on December 18, 2006. Under this rule, beneficial ownership includes any share over which the individual or entity has voting power or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that will be exercisable on or before February 16, 2007 are deemed outstanding. Unless otherwise indicated, each person or entity has sole voting and investment power with respect to shares shown as beneficially owned. The information is not necessarily indicative of beneficial ownership for any other purpose.